Exhibit 5.1

April 3, 2014
Venaxis, Inc.
1585 South Perry Street
Castle Rock, Colorado 80104

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Venaxis, Inc., a Colorado corporation (the “Company”), in connection with the preparation of a registration statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission on April 3, 2014, pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the registration under the Securities Act of 1,251,917 shares of the Company’s common stock, no par value per share (the “Shares”). The Shares include shares purchasable by underwriters upon their exercise of an option to purchase additional shares granted to the underwriters by the Company in and underwriting agreement entered into by and among the Company and the certain underwriters named therein. The Company filed a Registration Statement on Form S-3 (File No. 333-191853) (as amended or supplemented, the "Prior Registration Statement"), which is incorporated by reference into the Registration Statement pursuant to Rule 462(b) under the Securities Act. This opinion is in addition to our opinion that was filed as Exhibit 5.1 to the Company’s Post-Effective Amendment No. 1 to the Prior Registration Statement.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement and all exhibits thereto, (ii) the Prior Registration Statement and all exhibits thereto, (iii) the Amended and Restated Articles of Incorporation, as amended, of the Company and (iv) the By-laws, as amended of the Company. We have also examined such corporate records and other agreements, documents and instruments, and such certificates or comparable documents of public officials and officers and representatives of the Company, and have made such inquiries of such officers and representatives and have considered such matters of law as we have deemed appropriate as the basis for the opinions hereinafter set forth.

In delivering this opinion, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified, photostatic or conformed copies, the authenticity of originals of all such latter documents, and the accuracy and completeness of all records, information and statements submitted to us by officers and representatives of the Company. In making our examination of documents executed by parties other than the Company, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization of all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof with respect to such parties.

On the basis of the foregoing, we are of the opinion, that the Shares have been duly authorized and are validly issued, fully paid and are nonassessable.

We express no opinion as to the law of any jurisdiction other than the State of Colorado.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Sincerely,

/s/ Ballard Spahr LLP